Exhibit 21

SUBSIDIARIES OF GLADSTONE LAND CORPORATION

Arizona

East Shelton Road, LLC

California

Broadway Road Moorpark, LLC

Dalton Lane Watsonville, LLC

Dufau Road Oxnard, LP

Natividad Road Salinas, LLC

Naumann Road Oxnard, LP

San Andreas Road Watsonville, LLC

Santa Clara Avenue Oxnard, LP

Spring Valley Road Watsonville, LP

Sycamore Road Arvin, LP

West Beach Street Watsonville, LLC

West Gonzales Road Oxnard, LLC

Delaware

Gladstone California Farmland GP, LLC

Gladstone Land Advisers, Inc.

Gladstone Land Limited Partnership

Gladstone Land Partners, LLC

Gladstone Lending Company, LLC

Florida

Colding Loop Road Wimauma, LLC

Keysville Road Plant City, LLC

McIntosh Road Dover, LLC

Trapnell Road Plant City, LLC

Wauchula Road Duette, LLC

Michigan

20th Avenue South Haven, LLC

38th Avenue Covert, LLC

Collins Road Clatskanie, LLC

Oregon

Oregon Trail Highway, LLC

Sequoia Street Brooks, LLC